Free Writing Prospectus
Filed Pursuant to Rule 433
Dated August 8, 2022
Registration Statement Nos. 333-259868 and 333-259868-03

*PRICED* $1.389Bn+ (Offered) Toyota (TAOT 2022-C) Prime Auto Loan

Joint Bookrunners : Citi (str), BMO, Bank of America, and Credit Ag
DE&I Coordinator : Citi
DE&I Active Co-Managers : Academy Securities, Cabrera Capital Markets, CastleOak Securities

CLS	TOTAL(mm)	OFFER(mm)	WAL*	F/S	E.FNL	L.FNL	BENCH	SPREAD	YLD (%)	Cpn (%)	$px

A-1	323.000	306.850	0.24	F1+/A-1+	02/15/23	08/15/23	I-Curv	+42	2.939	2.939	100.00000
A-2a	365.400	347.130	1.06	AAA/AAA	04/15/24	08/15/25	I-Curv	+62	3.870	3.830	99.99056
A-2b	156.600	148.770	1.06	AAA/AAA	04/15/24	08/15/25	SOFR*	+57			100.00000
A-3	490.000	465.500	2.40	AAA/AAA	12/15/25	04/15/27	I-Curv	+62	3.797	3.76	99.98329
A-4	127.500	121.125	3.70	AAA/AAA	08/15/26	02/15/28	I-Curv	+75	3.801	3.77	99.99572
B	37.500	**	NOT	OFFERED	**

* Pricing Speed: 1.3% ABS to 5% Clean-Up Call
* A-2b benchmark is SOFR 30A

-TRANSACTION DETAILS-
Bloomberg Ticker : TAOT 2022-C
Offered Size : $1.389,375 Offered Notes
Registration : SEC Registered
ERISA Eligible : (A-1:A-4) Yes; (B) No
RR Compliance : US – Yes, EU - Investors should independently assess EU CRR compliance
Ratings : Fitch / S&P
Settlement Date : 08/16/22
First Pay Date : 09/15/22
Minimum Denominations : $1k x 1k
Delivery : DTC, Clearstream, Euroclear
B&D : Citi

-CUSIPS-
A1: 89231CAA5 / A2A: 89231CAB3 / A2B: 89231CAC1 / A3: 89231CAD9 / A4: 89231CAE7

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.